Exhibit 10.3

Syncora Holdings Ltd. 26 Reid Street, 4th Floor Hamilton, Bermuda HM 11

As of August 11, 2008

PERSONAL & CONFIDENTIAL

BY HAND DELIVERY

Paul S. Giordano

c/o Syncora Holdings Ltd.

1221 Avenue of the Americas

New York, NY 10020

Dear Paul:

This letter agreement is intended to memorialize our mutual agreements and understandings with respect to your departure from Syncora Holdings Ltd (the “Company”). If you are in agreement with the terms and conditions set forth herein, please sign, date and return the two enclosed copies of this letter agreement to Orlando Rivera.

1. Your last day of employment with the Company and all of its affiliates will be August 15, 2008 (the ‘‘Termination Date”).

2. For purposes of determining your rights, entitlements and obligations under the Amended and Restated Employment Agreement, dated as of May 8, 2008, to which you, the Company, Syncora Holdings US Inc. and Syncora Guarantee Re Ltd are parties (the “Employment Agreement”), it is recognized that your termination of employment is involuntary and a termination without “Cause” (as defined in the Employment Agreement). Accordingly, you will be entitled to the following severance pay and termination benefits pursuant to Section 8(d)(ii) of the Employment Agreement:

(a) As soon as practical after the effective date of the Release (as defined in Section 11 below), but in any event within 60 days following the Termination Date, you will receive a cash lump sum severance payment equal to two times your base salary plus one times your 2008 target bonus.

(b) For a period of 24 months following the Termination Date (or, if earlier, until the date you become eligible to receive medical benefits from a new employer), you will be entitled to coverage under the Company’s medical benefit plan on a fully insured basis, at the Company-subsidized premium rate in effect at such time.

(c) You will be entitled to your vested accrued benefits under the employee benefit programs of the Company, in accordance with the applicable terms and provisions of such programs and subject to the rules of Internal Revenue Code Section 409A.

3. You will also be entitled to the following additional payments and benefits under the Employment Agreement by reason of your termination without Cause:

(a) You will be entitled to payment of any earned but unpaid base salary as of the Termination Date, and, following the Termination Date, you will be entitled to reimbursement of any unreimbursed business expenses properly incurred in connection with the Company’s expense reimbursement policy and any accrued but unused vacation. Such amounts will be paid within 60 days of your Termination Date.

(b) As soon as practical after the effective date of the Release, but in any event within 60 days following the Termination Date, you will receive a cash payment of $55,000 (Section 19-Housing Benefit).

(c) Following the Termination Date, you will be reimbursed for the amount of the loss incurred on the sale of your principal residence to the extent provided under and in accordance with Section 20 of the Employment Agreement.

4. For avoidance of doubt, the parties acknowledge that the provisions of the Employment Agreement that are or may be applicable following the Termination Date shall survive your termination of employment and be deemed incorporated herein. These are Section 9 (Excise Tax Payments), Section 11 (Noncompetition), Section 12 (Confidentiality), Section 14 (Subsidiary Services and Guarantee), Section 17 (Indemnification), Section 18 (Settlement of Disputes) and Section 28 (Section 409A).

5. You agree that the foregoing payments and benefits constitute all of the payments and benefits to which you will be entitled under the Employment Agreement following your Termination Date and that you are not entitled to severance pay under any other plan or arrangement of the Company or any affiliate. Without limiting the preceding sentence, in the event that there occurs a Change in Control (as defined in Exhibit A of the Employment Agreement) following the Termination Date, you agree that you shall not be entitled to any enhanced payments or benefits pursuant to Section 8(d)(iii) of the Employment Agreement.

6. As soon as practical after the effective date of the Release, but in any event within 30 days following the Termination Date, you will receive a cash payment of

$955,556, representing your entitlement under the converted LTIP award under the terms of the Company’s Offer to Exchange in November 2006.

7. As of the Termination Date, you will become 100% vested in the 113,629 restricted shares held by you on the Termination Date and the performance restrictions on the 76,419 performance shares held by you on the Termination Date will lapse. In satisfaction of these obligations, the Company will cause 190,048 shares to be issued to you in accordance with its customary practices (including regarding withholding of taxes with respect to this share issuance).

8. You will receive tax and financial advisory services for the remainder of 2008 and preparation of your 2008 taxes, as provided to similarly situated executive officers of the Company.

9. You will receive 12 months of outplacement services, in accordance with the Company’s outplacement policy for your level.

10. The restriction period under Section 11 of your Employment Agreement with regard to subparts (ii) and (iii) will be 90 days and not one year. In addition, for a period of one year following the Termination Date, you will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder assist any person or group in the acquisition or proposed acquisition of all or any part of the Company or any of its affiliates, or any of its or their lines of business or assets, (including without limitation, all preparatory steps antecedent to an acquisition or proposed acquisition, such as preparation of valuations, financial models, management analysis or other evaluative materials).

11. The Company will, and will cause its affiliates to, enforce on behalf of you (or assign to you to enforce to the extent permitted) releases of you in any agreements that the Company or its affiliates entered or hereafter enter into with any third party to the extent you do not have the right to enforce such releases as a third party beneficiary thereof.

12. You agree that all of your vested and unvested options to purchase Company common stock will be cancelled on the Termination Date without payment of consideration therefor and without further obligation of the Company. You further waive any entitlement to consideration for a cash bonus in respect of the 2008 calendar year.

13. On the Termination Date, you agree to execute the General Release and Covenant Not to Sue attached hereto as Exhibit A (the “Release”). For avoidance of doubt, the parties acknowledge and agree that the Release does not waive or release (a) any rights under this letter agreement, (b) any right to claim benefits under employee benefit plans (including welfare benefit, qualified and nonqualified retirement and, except as set forth in this letter agreement, equity-related plans, (c) any right of indemnification as to advancement of legal fees (including without limitation indemnification, legal defense and related rights under the Company’s and any other Released Parties’ (as defined in the Release) certificate of incorporation, by-laws any other such organic documents, the Employment Agreement, any other plan or agreement or at law, or (d) any rights under directors and officers’ liability insurance policies.

14. For three years following the Termination Date, you agree not to, knowingly and intentionally, make any disparaging remark or send any disparaging communication which is reasonably expected to result in, or does result in, damage to the reputation of the Company or any of its affiliates or the reputation of the business, officers, directors or employees of the Company or any of its affiliates. For three years following the Termination Date, the Company agrees not to, knowingly and intentionally, make any disparaging remarks or send any disparaging communications by press release or other formal communication or take any other action, directly or indirectly, with respect to you which is reasonably expected to result in, or does result in, damage to your reputation (it being understood that comments or actions by an individual will not be treated as comments or actions by the Company unless such individual is an officer or director of the Company or otherwise has both the authority to act on behalf of the Company and purports to act on behalf of the Company). The foregoing shall not be violated by truthful testimony by a party in any legal proceeding or governmental inquiry or truthful rebuttal by a party of statements made about the party.

15. You agree, at the Company’s request, to reasonably cooperate with, and provide truthful testimony in, any judicial or regulatory proceeding involving the Company and/or each of its affiliates, officers, directors or employees. To the extent the Company requests your cooperation or testimony, the Company shall promptly, after your submission of reasonable vouchers therefor or evidence of such amounts being owed, pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation and testimony, including travel expenses and, if appropriate, legal counsel.

16. You will have the right to revoke the Release for 7 days following the date of your execution of it (the “Revocation Period”). Revocation may be made by notice during the Revocation Period to Orlando Rivera. In the event that you shall revoke the Release during the Revocation Period, the Company shall have no obligations under this letter agreement, with the parties in such event being acknowledged to have such rights and obligations as are applicable in the case of a termination without cause under Section 8(d)(ii) of the Employment Agreement (except that you and the Company acknowledge that execution, delivery and non-revocation of a general release is required for the severance payment set forth in Section 8(d)(ii)(B) thereof). Failing revocation, the Release will become final and binding on the first day following the expiration of the

Revocation Period. You agree that paragraph 10 and the second sentence of paragraph 5 of this letter agreement would survive revocation of the Release.

17. Any payment to be made to you hereunder shall be subject to withholding for all federal, state and local taxes required to be withheld therefrom.

18. This letter agreement represents the entire agreement between the parties as to the subject matters herein. This letter agreement may not be amended except by a writing signed by both parties.

19. This letter agreement shall be construed in accordance with the laws of the State of New York.

[signature page follows]

Very truly yours,

SYNCORA HOLDING LTD

By:	/s/ Susan Comparato

Name:	Susan Comparato
Title:	SVP & GC

GUARANTORS:

SYNCORA HOLDINGS US INC.

By:	/s/ Susan Comparato

Name:	SUSAN COMPARATO
Title:	SECRETARY

SYNCORA GUARANTEE RE LTD

By:	/s/ Susan Comparato

Name:	SUSAN COMPARATO
Title:	SECRETARY

Accepted and Agreed to:

/s/ Paul S. Giordano

Paul S. Giordano
Dated: August 11, 2008

General Release and Covenant Not to Sue

1. General Release of Claims. In consideration for the payments and benefits paid to you under Section 8 of the Employment Agreement, between you and Syncora Holdings Ltd (the “Company”), dated May 8, 2008 (the “Employment Agreement”) and under your separation letter, signed by you and the Company, dated August [•], 2008 (the “Separation Agreement”), you hereby release and forever discharge the Company, and any and all of its affiliates, predecessors, successors, assigns, and their respective officers, directors, administrators and employees (the “Released Parties”) of and from all actions, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, included but not limited to those arising under the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The New York State Human Rights Law Section 196 ET SEQ., the New York City Administrative Code, as amended, and any and all other federal, state, and local laws, rules and regulations prohibiting, without limitation, discrimination in employment, tortuous or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Separation Agreement (the “Claims”); provided, however, that you are not waiving (a) any rights under this Separation Agreement, (b) any right to claim benefits under employee benefit plans (including welfare benefit, qualified and nonqualified retirement and, except as set forth in the Separation Agreement, equity-related plans, (c) any right of indemnification or to advancement of legal fees (including without limitation indemnification, legal defense and related rights) under the Company’s and any other Released Parties’ (as defined in the Release) certificate of incorporation, by-laws any other such organic documents, the Employment Agreement, any other plan or agreement or at law, or (d) any rights under directors and officers’ liability insurance policies.

2. Effect of General Release; Limitations on General Release. You understand that by signing this General Release you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released hereby. However, nothing in the General Release of Claims above precludes you from filing a charge with an administrative agency or from participating in an agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

3. Covenant Not to Sue. In addition to waiving and releasing the claims and rights covered by the General Release of Claims, you promise not to sue the Company or any other Released Party in any forum on any claim which is covered by (i.e., released under) the General Release of Claims. This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release. If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages. More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either: (1) pay that Released Party’s attorneys’ fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party’s option, return to the Company all of the severance pay provided to you under Section 8 of the Employment Agreement and under the Separation Agreement, except for one-hundred dollars ($100.00). In the event of such violation, the Company will also be excused from providing you any remaining severance payments under Section 8 of the Employment Agreement and under the Separation Agreement. However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

4. Knowing and Voluntary Decision to Sign. You further agree that no statements, representations, promises, threats or suggestions have been made by the Company or its representatives, officers, or employees to influence you to sign this General Release except such statements as are expressly set forth herein. You have signed this General Release upon reaching the considered conclusion that it is best for you, and of your own free will, relying entirely upon your own judgment, and the judgment of such lawyers and other personal advisors who you have chosen to consult. You further acknowledge that you are under no disability or impairment, which affects your decision to sign this General Release.

5. Time to Consider the Agreement. You have actually read this General Release, and have had adequate time of at least 21 days to consider its terms and effect, and to ask any questions that you may have of the legal or other personal advisors of your own choosing. You may revoke this General Release during the seven day period following its execution by providing written notice of such revocation to the Company.

6. Subsequent Facts. No fact, evidence, event or transaction currently unknown to you but which may hereafter become known to you shall affect in any way or manner the final and unconditional nature of this General Release.

[signature page follows]

READ, ACCEPTED & AGREED

/s/ Paul S. Giordano

Paul S. Giordano

9/3/08
Dated